Promissory Note

Principal Amount:  $62,500

Issue Date:  December 31, 2010

1.    Obligation.  For value received, the undersigned (the "Issuer"), promises to pay to the order of The Vinyl Fence Company, Inc. (“Holder”), 2210 S. Ritchey Street, Santa Ana, CA 92705,  the amount of Sixty-Two  Thousand Five Hundred Dollars ($62,500) on March 31, 2011 (the “Due Date”).

2.    Payments.  All payments under this Promissory Note will be in lawful money of the United States and in same day or immediately available funds.  Whenever any payment due under this Promissory Note falls due on a day other than a business day, such payment will be made on the next succeeding business day, and such extension of time will be included in the computation of interest.  If any amounts required to be paid by the Issuer under this Promissory Note remain unpaid after such amounts are due, the Issuer will pay interest on the combined, outstanding balance of such amounts from the date due until those amounts are paid in full at a per month rate equal to 1%.  The Issuer may prepay all or any portion of the indebtedness due under this Promissory Note without penalty.

3.    Security Interest.    As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all obligations under this Promissory Note, the Issuer hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Holder, and hereby grants to Holder, a security interest in all of the Issuer’s right, title and interest in, to and under the collateral described on Schedule A hereto.

4.    Issuer Right to Withhold and  Offset .   This Promissory Note is being issued pursuant to the terms of the Stock Purchase Agreement, dated December 31, 2010, among the Issuer, Garabed Khatchoyan and Gordon Knott (the “Purchase Agreement”).  Holder acknowledges and agrees that Issuer shall have the right (a) to withhold from payments due hereunder the aggregate amounts of any indemnification claims then pending or unresolved against the Holder under the Purchase Agreement or the Assumption Agreement entered into in connection herewith and (b) to off-set against payments due hereunder the aggregate amounts of any such indemnification claims resolved in favor of the Issuer; provided, that any withholdings or off-sets under clauses (a) or (b) of this sentence may be made only with respect to indemnification claims that are made in writing prior to March 31, 2010.

5.    Notices.  All notices, requests, demands, consents, instructions or other communications under this Promissory Note will be duly given or made if sent in writing, by Email or by facsimile, and will be deemed to have been duly given or made upon the transmittal of notices, requests, demands, consents, instructions or other communications by telecopy, or on the date received if deposited by mail, postage prepaid, in the case of Holder - at the address first set forth above, and in the case of the Issuer - at the address set forth below, as such addresses may be changed from time to time by notice to each other.

6.    Governing Law; Waiver.  The validity, construction and performance of this Agreement will be governed by the substantive laws of the State of Nevada, excluding that body of law pertaining to conflicts of law.

IN WITNESS WHEREOF, the Issuer has caused this Promissory Note to be executed as of the date and year first above written.

Borrower:	Address:

Vinyl Products, Inc.	30950 Rancho Viejo Road, Suite 120
San Juan Capistrano, California 92675

By:
Name:
Title:

Co-Signed by:

Address:

Brackin O’Connor LLC	c/o Vinyl Products, Inc.
30950 Rancho Viejo Road, Suite 120
San Juan Capistrano, California 92675

By:
Name: Doug Brackin
Title: Manager

Schedule A

2009 Ford truck, Econoline wagon vin# 1FBNE31L09DA22396